Execution Version

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment, dated as of November 17, 2021,amends the Global Custody Agreement dated as of December 14, 2006, as amended to date (the "Custodian Agreement"), by and between State Street Bank and Trust Company (the "Bank") and each of the investment companies and other pooled investment vehicles (which may be organized as corporations, business or other trusts, limited liability companies, partnerships or other entities) managed by Capital Research and Management Company and listed on Appendix A thereto, as amended from time to time (each, a "Customer").

Bank and each Customer hereby agree as follows:

1.	The existing Appendix A to the Custodian Agreement shall be replaced with the updated appendix attached hereto as Appendix A, to reflect all Customers who are parties to the Custodian Agreement as of such date.

2.	A new Section 9A shall be added to the Custodian Agreement and shall read as follows:

“9A. Exchange-Traded Funds.

With respect to those Customers and Portfolios specifically identified on Appendix A as “ETFs,” the parties agree:

(a)	Each Customer is an exchange-traded fund and will issue and redeem shares of each Portfolio in aggregations of beneficial interests known as “Creation Units,” generally in exchange for a basket of certain equity or fixed income securities and a specified cash payment, as more fully described in the currently effective prospectus and statement of additional information of the applicable Customer (collectively, the “Prospectus”).
(b)	Subject to and in accordance with Instructions, Bank shall determine for each Portfolio after the end of each trading day on the New York Stock Exchange (the “NYSE”), in accordance with the respective Portfolio’s policies as adopted from time to time by the Board and in accordance with the procedures set forth in the Prospectus, (i) the identity and weighting of the securities in the Deposit Securities and the Fund Securities (each as defined in the Prospectus), (ii) the cash component, and (iii) the amount of cash redemption proceeds (all as described in the Prospectus) required for the issuance or redemption, as the case may be, of Portfolio interests in Creation Unit aggregations of such Portfolio on such date. Bank shall provide or cause to be provided this information to the Portfolios’ distributor and other persons as instructed according to the policies established by the Board and shall disseminate such information on each day that the NYSE is open, including through the facilities of the National Securities Clearing Corporation (the “NSCC”), prior to the opening of trading on the NYSE.
(c)	Customer acknowledges that Bank maintains only one account on the books of the NSCC for the benefit of all exchange traded funds for which Bank serves as custodian, including Customer (collectively, the “ETF Custody Clients”). In the event that (a) two or more ETF Custody Clients require delivery of the same Deposit Security in order to purchase a Creation

Unit, and (b) the NSCC, pursuant to its Continuous Net Settlement system, delivers to Bank’s NSCC account less than the full amount of such Deposit Security necessary to satisfy in full each affected ETF Custody Client’s required amount (a “Common Deposit Security Shortfall”), then, until all Common Deposit Security Shortfalls for a given Deposit Security are satisfied in full, Bank will allocate to each affected ETF Custody Client, on a pro rata basis, securities and/or cash received in Bank’s NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.

(d)	Upon receipt of instructions from Customer’s transfer agent (“Transfer Agent”), Bank shall set aside funds and securities of a Portfolio to the extent available for payment to, or in accordance with the instructions of, Authorized Participants (as defined in the Prospectus) who have delivered to the Transfer Agent a request for redemption of their Portfolio Interests, in Creation Unit aggregations, which shall have been accepted by the Transfer Agent, the applicable Fund Securities (or such securities in lieu thereof as may be designated by Customer’s investment manager (“Investment Manager”) in accordance with the Prospectus) for such Portfolio and the Cash Redemption Amount (as defined in the Prospectus), if applicable, less any applicable Redemption Transaction Fee (as defined in the Prospectus). Bank will transfer the applicable Fund Securities to or on the order of the Authorized Participant. Any cash redemption payment (less any applicable Redemption Transaction Fee) due to the Authorized Participant on redemption shall be effected through the DTCC system or through wire transfer in the case of redemptions effected outside of the DTCC system.
(e)	For any Customer without Portfolios, references in this Section 9A to one or more “Portfolio(s)” of such Customer shall be deemed to refer to such Customer.”

3.	A new Section 16A shall be added to the Custodian Agreement and shall read as follows:

“16A. Foreign Exchange.

(a)                Generally. Upon receipt of Instructions, which for purposes of this section may also include security trade advices, Bank shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by Bank under this Agreement.

(b)               Customer Elections. Customer (or its Investment Manager acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with Bank, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where Customer or its Investment Manager gives Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications (as defined below), Customer (or its Investment Manager) instructs Bank, on behalf of Customer, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. Bank shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to Customer, its Investment Manager or any other person in connection with the execution of any foreign exchange transaction. Bank shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by Customer (or its Investment Manager acting on its behalf) or the reasonableness of the execution rate on any such transaction. “Client Publications” means the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers.

(c)                Customer Acknowledgment. Customer acknowledges that in connection with all foreign exchange transactions entered into by Customer (or its Investment Manager acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)                    shall be acting in a principal capacity and not as broker, agent or fiduciary to Customer or its Investment Manager;

(ii)                  shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to Customer or its Investment Manager; and

(iii)                shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with Customer or its Investment Manager from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by Customer or the Investment Manager or (ii) as established by the sub-custodian from time to time.

(d)            Transactions by Bank. Bank or its affiliates, including SSGM, may trade based upon information that is not available to Customer (or its Investment Manager acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with Customer (or its Investment Manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, Customer or the Investment Manager.

(e)             No Modification of FX Agreement. For the avoidance of doubt, nothing in this Section 16A should be interpreted to modify the terms of the Street FX Benchmark Foreign Exchange Pricing Agreement dated as of October 30, 2012, as amended (“FX Agreement”), into which Capital Research and Management Company has separately entered with SSGM. Notwithstanding anything in the foregoing, in the event of a conflict between the terms of this Section 16A and the FX Agreement, the terms of the FX Agreement shall govern in connection with any matter relating to the execution of foreign exchange transactions between SSGM and Customer under the FX Agreement.”

4.	The text of each of Section 16(a) and Section 16(b) shall be removed in its entirety and replaced with the word “Reserved.”

5.	Section 16(d) of the Custodian Agreement shall be modified to add the following after the last sentence: “Upon reasonable request by the Customer, the Bank shall provide and cause its delegates to provide the Customer reasonable assistance in connection with any investigation, examination, inspection or similar process of the Customer by any regulatory or self-regulatory body or authority regarding or relating to the Bank’s provision of global custody services.”

6.	Section 16(e) of the Custodian Agreement shall be modified as follows:

(i)	The second sentence of Section 16(e) shall be replaced with the following sentence:

“Subject to the second paragraph of this Section 16(e), all confidential information provided under this Agreement by a party hereto shall be used, including disclosure to third parties, by the other party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the other party’s other obligations under the Agreement or managing the business of the other party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.”

(ii)	The following paragraph shall be added as the second paragraph of Section 16(e):

“In connection with the provision of the services and the discharge of its other obligations under this Agreement, Bank (which term for purposes of this Section 16(e) includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding Customer and share such information with its Affiliates, agents and service providers who have a need to know such information in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement, and (ii) to carry out internal management of its business, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. Except as expressly contemplated by this Agreement, nothing in this Section 16(e) shall limit the confidentiality and data-protection obligations of Bank and its Affiliates under this Agreement and applicable law. Bank shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement and Bank shall be responsible for any acts or omissions of its Affiliate, agent or service provider in connection with such party’s use or access to the Data.”

7.	New Sections 16(p) and (q) shall be added to the Custodian Agreement and shall read as follows:

“(p) Delegation. Subject to the following paragraph, Bank shall retain the right to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of Customer, to provide or assist it in the provision of any part of the services, other than services required by applicable law to be performed by a Subcustodian or Eligible Securities Depository. Bank shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if Bank had provided such services and committed such acts and omissions itself. Unless otherwise agreed, Bank shall be responsible for the compensation of its Delegates. In no event shall the term Delegate include Subcustodians, Eligible Securities Depositories or Securities Depositories.

Bank will provide Customer with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as Customer may reasonably request from time to time.”

“(q) Business Continuity. Bank shall at all times maintain a business contingency plan and a disaster recovery plan and shall take commercially reasonable measures to maintain and periodically test such plans. Such plans shall be consistent in all material respects with applicable prevailing industry practices and standards and designed to permit the Bank to resume the provision of the services under this Agreement as soon as reasonably practicable following any event which prevents the Bank from providing such services. The Bank shall promptly implement such plans following the occurrence of an event that results in an interruption or suspension of the Bank’s provision of services pursuant to this Agreement. The Bank shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Bank’s control. The Bank shall make reasonable provision for periodic back-up of the computer files and data with respect to the Customer and emergency use of electronic data processing equipment as necessary to provide services under this Agreement. Upon reasonable request, the Bank shall discuss with the Customer the Bank’s business contingency and disaster recovery plans and/or provide a high-level presentation summarizing such plans.”

8.	Except as specifically set forth in this Amendment, all other terms and conditions of the Custodian Agreement shall remain unmodified and in full force and effect.

[signature page immediately follows]

IN WITNESS WHEREOF, each of the Customers and the Bank has executed this Amendment as of the date first-written above. Execution of this Amendment by more than one Customer shall not create a contractual or other obligation between or among such Customers (or between or among their respective Portfolios) and this Amendment shall constitute a separate agreement between the Bank and each Customer on behalf of itself or each of its Portfolios.

Each of the Customers Listed on Appendix A

Attached Hereto, on behalf of Itself or

its Listed Portfolios

By: Capital Research and Management

Company*

By: _/s/ Michael J. Triessl___________

Name: Michael J. Triessl

Title: Authorized Signatory

State Street Bank and Trust Company

By: _/s/ Louis Abruzzi_____________

Name: Louis Abruzzi

Title: Senior Vice President

* Pursuant to delegated authority.

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment, dated as of May 1, 2022, amends the Global Custody Agreement, dated as of December 14, 2006 as amended to date (the "Custodian Agreement"), by and between State Street Bank and Trust Company (the "Bank") and each of the investment companies and other pooled investment vehicles (which may be organized as corporations, business or other trusts, limited liability companies, partnerships or other entities) managed by Capital Research and Management Company and listed on Appendix A thereto, as amended from time to time (each, a "Customer").

The Bank and each Customer hereby agree to replace the existing Appendix A to the Custodian Agreement with the updated appendix below, to reflect all Customers who are parties to the Custodian Agreement as of such date.

APPENDIX A CUSTOMERS AND PORTFOLIOS

Dated as of May 1, 2022

The following is a list of Customers and their respective Portfolios for which the Bank shall serve under this Agreement.

CUSTOMER PORTFOLIO:

American Funds Fundamental Investors

EFFECTIVE AS OF:

d.b.a. Fundamental Investors December 14, 2006

The Growth Fund of America December 14, 2006

The New Economy Fund December 14, 2006

SMALLCAP World Fund, Inc. December 14, 2006

American Funds Multi-Sector Income Fund February 15, 2019

American Funds International Vantage Fund November 8, 2019

American Funds Global Insight Fund November 8, 2019

American Funds Corporate Bond Fund September 28, 2020

American Funds Tax-Exempt Fund of New York September 28, 2020

American Funds Mortgage Fund September 28, 2020

American Funds Inflation Linked Bond Fund December 7, 2020

American Funds Developing World Growth and Income Fund December 7, 2020

American Funds Insurance Series -

Washington Mutual Investors Fund May 1, 2021 (December 14, 2006)

(formerly Blue Chip Income and Growth Fund)

Global Growth Fund December 14, 2006

Global Small Capitalization Fund December 14, 2006

Growth Fund December 14, 2006

International Fund December 14, 2006

Growth-Income Fund December 14, 2006

Asset Allocation Fund December 14, 2006

The Bond Fund of America (formerly Bond Fund) May 1, 2021 (December 14, 2006)

American High-Income Trust

(formerly High-Income Bond Fund) May 1, 2021 (December 14, 2006)

U.S. Government Securities Fund May 1, 2021 (December 14, 2006)

(formerly U.S. Government/AAA-Rated Securities Fund)

Ultra-Short Bond Fund

(formerly Cash Management Fund) May 1, 2016 (December 14, 2006)

Capital World Growth and Income Fund May 1, 2021 (December 14, 2006)

(formerly Global Growth and Income Fund)

New World Fund December 14, 2006

Capital World Bond Fund

(formerly Global Bond Fund) May 1, 2020 (December 14, 2006)

International Growth and Income Fund October 1, 2008

American Funds Global Balanced Fund May 1, 2022 (May 2, 2011)

(formerly Global Balanced Fund)

American Funds Mortgage Fund

(formerly Mortgage Fund) May 1, 2020 (May 2, 2011)

Capital Income Builder May 1, 2014

Portfolio Series – American Funds Global Growth Portfolio May 1, 2015

Portfolio Series – American Funds Growth and Income Portfolio May1, 2015

Portfolio Series - American Funds Managed Risk Growth Portfolio June 19, 2020

Portfolio Series - American Funds Managed Risk Growth

and Income Portfolio June 19, 2020

Portfolio Series - American Funds Managed Risk

Global Allocation Portfolio June 19, 2020

Managed Risk Asset Allocation Fund June 19, 2020

Managed Risk Growth Fund June 19, 2020

Managed Risk Growth-Income June 19, 2020

Managed Risk International Fund June 19, 2020

Managed Risk Washington Mutual Investors Fund May 1, 2021 (June 19, 2020)

(formerly Managed Risk Blue Chip Income and Growth Fund)

American Funds IS 2010 Target Date Fund December 6, 2019

American Funds IS 2015 Target Date Fund December 6, 2019

American Funds IS 2020 Target Date Fund December 6, 2019

American Funds IS 2025 Target Date Fund December 6, 2019

American Funds IS 2030 Target Date Fund December 6, 2019

American Funds IS 2035 Target Date Fund December 6, 2019

American Funds College Target Date Series

American Funds College Enrollment Fund September 14, 2012

American Funds College 2024 Fund September 14, 2012

American Funds College 2027 Fund September 14, 2012

American Funds College 2030 Fund September 14, 2012

American Funds College 2033 Fund March 27, 2015

American Funds College 2036 Fund February 9, 2018

American Funds College 2039 Fund March 26, 2021

American Funds Retirement Income Portfolio Series

American Funds Retirement Income Portfolio – Conservative September 21, 2020

American Funds Retirement Income Portfolio – Moderate September 21, 2020

American Funds Retirement Income Portfolio – Enhanced September 21, 2020

Capital Group Central Fund Series II –

Capital Group Central Corporate Bond Fund April 16, 2021

Capital Group Core Equity ETF November 17, 2021

Capital Group Growth ETF November 17, 2021

Capital Group International Focus Equity ETF November 17, 2021

Capital Group Dividend Value ETF November 17, 2021

Capital Group Global Growth Equity ETF November 17, 2021

Capital Group Core Plus Income ETF November 17, 2021

(the above ETFs are collectively referred to as the “ETFs”)

IN WITNESS WHEREOF, each of the Customers and the Bank has executed this Appendix A as of the date first-written above. Execution of this Appendix A by more than one Customer shall not create a contractual or other obligation between or among such Customers (or between or among their respective Portfolios) and this Appendix shall constitute a separate agreement between the Bank and each Customer on behalf of itself or each of its Portfolios.

Each of the Customers Listed on Appendix A

Attached Hereto, on behalf of Itself or

its Listed Portfolios

By: Capital Research and Management Company*	State Street Bank and Trust Company

By: /s/ Kristine M. Nishiyama	By: /s/ Lou Abruzzi
Name: Kristine M. Nishiyama	Name: Lou Abruzzi
Title: Authorized Signatory	Title: Senior Vice President

* Pursuant to delegated authority.